Exhibit 10.28

FEDERAL HOME LOAN MORTGAGE CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

As Amended and Restated
January 1, 2008

FEDERAL HOME LOAN MORTGAGE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
(Restated and Amended 1/1/2008)

ARTICLE I
Establishment of the Plan

1.1 Purpose.  The Federal Home Loan Mortgage Corporation (“Corporation”) hereby amends and restates the Executive Deferred Compensation Plan, which was last amended and restated effective January 1, 2002, and which was subsequently amended effective January 1, 2005. The purpose of the amended and restated Executive Deferred Compensation Plan (“Plan”) is to allow Corporation Executives to defer a portion of their Salary and Bonus. The Corporation intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Internal Revenue Code of 1986, as amended (“Code”), and be administered as a “top hat” plan exempt from the substantive requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is intended to provide deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) (or successor(s) thereto). Because the Plan is available to all officers, the Plan is intended to constitute a “benefit plan of general applicability” for purposes of 12 C.F.R. Section 1770.4(d)(3). No assets will be set aside to fund the Corporation’s liability under the Plan.

1.2.  Effective Date and Effect on Other Plans.  The Plan as herein amended and restated shall be effective as of January 1, 2008 (“Effective Date”). As of the Effective Date, the terms of this restated and amended Plan document shall apply to 2005 and Later Deferrals, and supersede the Plan document effective January 1, 2002 as applicable to the 2005 and Later Deferrals. The terms of the Plan applicable to Pre-2005 Deferrals are those contained in the Plan document effective January 1, 2002 (as amended).

1.3.  Name.  The name of the Plan is the Federal Home Loan Mortgage Corporation Executive Deferred Compensation Plan.

ARTICLE II
Definitions

2.1.  Administrator.  The Compensation and Human Resources Committee of the Board.

2.2.  Beneficiary.  The individual or individuals designated by the Participant to receive distributions under this Plan in the event of the Participant’s death.

2.3.  Board.  The Board of Directors of the Federal Home Loan Mortgage Corporation or such Committee thereof delegated to act on its behalf.

2.4.  Bonus.  A cash bonus paid pursuant to the Corporation’s corporate-wide annual bonus program.

2.5.  Bonus Deferral Election.  An annual election to defer a portion, portions or all of a Bonus award not yet awarded, in the form specified by the Administrator, and subject to the terms of this Plan.

2.6.  Compensation.  An Executive’s Salary and Bonus from the Corporation for the Plan Year.

2.7.  Corporation.  The Federal Home Loan Mortgage Corporation, or any successor thereto.

2.8.  Deferral Election.  The Bonus Deferral Election or the Salary Deferral Election.

2.9.  Deferred Bonus.  The amount of Bonus, or any portion or portions thereof, which the Executive and the Corporation mutually agreed, by the applicable deferral election deadline, shall be deferred in accordance with this Plan.

2.10.  Deferred Compensation.  Deferred Bonus and Deferred Salary.

2.11.  Deferred Salary.  The amount of Salary, or any portion or portions thereof, which the Executive and the Corporation mutually agreed, by the applicable deferral election deadline, shall be deferred in accordance with this Plan.

2.12 Employee.  Any Regular Full-Time or Part-Time employee, as defined in Freddie Mac Policy No. 3-221, Employment Classifications Policy (as may be amended, replaced or redesignated from time to time), who is on the payroll of the Corporation and not paid by accounts payable, and whose wages from the Employer are subject to withholding for the purposes of Federal income taxes and the Federal Insurance Contributions Act. For purposes of the Plan, Part-Time Employees include only those Employees who are regularly scheduled to work at least 20 hours per week.

The term Employee shall not include:

(a) individuals whom the Corporation classifies, pursuant to Freddie Mac Policy No. 3-221, Employment Classifications Policy (as may be amended, replaced or redesignated from time to time), as

(i) Co-Op, Work Study Students or Interns,

(ii) Employment Agency Temporaries,

(iii) Independent Contractors/Consultants, or

(iv) Temporary Employees

(or similar classification) regardless of the individuals’ employment status under applicable law;

(b) individuals who are retroactively classified as Regular Full-Time or Part-Time employees with respect to such period of retroactive classification; and

(c) Leased Employees (as defined in the Federal Home Loan Mortgage Corporation Employees’ Pension Plan).

2.13.  Executive.  An Employee of the Corporation who is an officer of the Corporation at the level of vice president or above.

2.14.  Interest Rate.  For a calendar year, the Prime Rate as of the first business day of such calendar year, plus 1%, or such other rate as the Administrator may determine in its discretion.

2.15 Key Employee.  A Participant who is a “key employee” of the Company as defined in Code section 416(i) (without regard to Code section 416(i)(5)) at any time during the 12-month period ending on December 31. If a Participant is a Key Employee as of December 31, the Participant will be treated as a Key Employee for the entire 12-month period beginning on the April 1 following that December 31. For purposes of determining Key Employees, the definition of compensation in Treasury Regulations section 1.415(c)-2(d)(3) will apply.

2.16.  Participant.  An Executive who has elected to participate in the Plan pursuant to Article III hereof and, where the context requires, a former Executive to whom payments are due under this Plan.

2.17.  Plan Year.  The twelve (12) month period beginning on January 1 of the calendar year and ending on December 31 of the same calendar year.

2.18.  Pre-2005 Deferrals.  Deferred Compensation that would have been payable before 2005 but for deferral under this Plan and which was not subject to a substantial risk of forfeiture in 2005 or thereafter, together with earnings thereon. Pre-2005 Deferrals, including earnings thereon, are deferred amounts that are deemed to be grandfathered for purposes of Code section 409A.

2.19.  Prime Rate.  The base rate on corporate loans at large U.S. money center commercial banks as reported by the Wall Street Journal.

2.21.  Salary.  An Executive’s annual cash base pay for the Plan Year, as determined by the Administrator.

2.22.  Salary Deferral Election.  An annual election to defer a portion of Salary not yet earned (not to exceed 80% of such Salary), in the form specified by the Administrator, and subject to the terms of this Plan.

2.23.  Termination of Employment. A separation from the service of the Corporation which constitutes a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) and any successor or other applicable regulation under Code section 409A.

2.24.  2005 and Later Deferrals.  Deferred Compensation, together with earnings thereon, other than Pre-2005 Deferrals.

ARTICLE III
Eligibility and Participation

3.1.  Election to Defer Bonus.

(a) Current Executives.  A current Executive may participate in the Deferred Bonus portion of this Plan for any Plan Year by executing a Bonus Deferral Election on or before December 31 of the prior Plan Year, in such form as is approved by the Administrator, electing to defer a set amount or amounts of any Bonus which may be earned for service solely in the following Plan Year (or later Plan Years), not to exceed the Bonus less applicable withholding taxes thereon, subject to the terms of this Plan. A Participant’s Bonus Deferral with respect to his Bonus for the Plan Year shall be expressed in such manner as designated by the Administrator.

(b) Newly Hired and Promoted Executives.  An Executive whose employment commences during the Plan Year shall be eligible to participate in the Deferred Bonus portion of the Plan for such Plan Year, if permitted by the Administrator and on terms specified by the Administrator, by filing an election (in such form as is approved by the Administrator) within thirty (30) days after commencement of employment; provided, however, that the election shall be irrevocable upon filing, and the election shall apply solely to compensation earned after the filing of the election (determined in accordance with Treasury Regulation § 1.409A-2(a)(7)). Newly promoted Executives shall not be eligible to defer their Bonus applicable to their year of promotion.

3.2.  Election to Defer Salary.

(a) Current Executives.  A current Executive may participate in the Deferred Salary portion of this Plan for any Plan Year by executing a Salary Deferral Election on or before December 31 of the prior Plan Year, in such form as is approved by the Administrator, electing to defer a set amount of Salary to be earned in the following Plan Year, , subject to the terms of this Plan. A Participant’s Salary Deferral with respect to his Salary for the Plan Year shall be expressed in such manner as designated by the Administrator, and shall not exceed eighty (80) percent of the Salary for that Plan Year, as determined in such manner as designated by the Administrator.

(b) Newly Hired and Promoted Executives.  Any person who commences employment as an Executive, is promoted to Executive status or otherwise is first designated as an Executive during a Plan Year may participate in the Deferred Salary portion of this Plan for such Plan Year by executing a Salary Deferral Election within thirty (30) days after the commencement of such employment or Executive status, as applicable, provided, however, that the election shall be irrevocable upon filing, and the election shall apply solely to compensation earned after the filing of the election (determined in accordance with Treasury Regulation § 1.409A-2(a)(7)). A new Executive’s Salary Deferral with respect to his Salary for the Plan Year shall be expressed in such manner as designated by the Administrator, and shall not exceed eighty (80) percent of the Salary for the Plan Year which is earned after the election.

3.3.  Revocation.  Once made, neither a Bonus Deferral Election nor a Salary Deferral Election, may be revoked, except as provided in Section 5.3.

3.4.  Change of Status.  Notwithstanding any other provision of this Plan, in the case of any Executive whose status changes to that of a non-Executive while still employed by the Corporation, any election to defer Salary or to defer part or all of Bonus earned in the year in which such status changed or a prior year entered into prior to the occurrence of such change in status, or any deferral election that otherwise is irrevocable, shall be unaffected hereunder by such change in status. No new elections to defer Salary or Bonus will be permitted hereunder while such Employee remains in a non-Executive status. However, should such individual again become an Executive of the Corporation, his or her participation in the Plan thereafter while an Executive shall be governed by this Article III and other applicable provisions of the Plan, with such Executive deemed to be newly eligible for purposes of elections to defer to the extent permitted under Treasury Regulation § 1.409A-2(a)(7)(ii).

ARTICLE IV
Account

4.1.  Account.  The Administrator shall establish, or cause to be established, an Account for each Participant hereunder.

4.2.  Deferral Contribution.  Each Participant’s Account shall be credited by bookkeeping entries with cash amounts which the Participant has elected to defer by a Salary Deferral Election or Bonus Deferral Election hereunder as of the date such amounts would have been paid to such Participant had such Deferral Election not been in force.

4.3.  Adjustments.  Each Participant’s Account shall be credited by bookkeeping entries with interest at the Interest Rate on each cash deferral from the date as of which such amount is credited under Section 4.2 above, compounded daily, until the applicable date or event to which such amounts have been deferred in accordance with Article V hereof. Each Participant’s Account shall be debited with any distribution hereunder. Interest shall be credited as of the last day of each month, and within thirty (30) days following the end of each month.

ARTICLE V
Deferral Elections and Payment of Distributions

5.1.  Participant’s Salary and Bonus Deferral Elections.

(a) Elections as to Deferral Period.  A Participant shall elect at the time of his or her respective Deferral Election to have the amount or amounts of Deferred Salary or Deferred Bonus (as applicable) subject to such Deferral Election, plus interest at the applicable Interest Rate, deferred until any number of whole years specified by the Participant in such Deferral Election (subject to Section 5.2(c)(1)); provided that in no event may the commencement of any distribution be deferred beyond the Participant’s Termination of Employment (plus any applicable period before payments begin under the Plan, including under Section 5.2(c)(1)); and provided further that the Administrator may impose such limitations on Deferral Elections as it may deem advisable for purposes of convenient administration of the Plan.

(b) Deferrals for a Period of Years.  If a Participant makes a Deferral Election for a period of years as specified in Section 5.1(a), the following rules shall also apply:

(1) The Participant shall designate, at the time of such Deferral Election, one of the following methods of payment; (i) a lump-sum payment or (ii) reasonably equal annual installments over five (5), ten (10) or fifteen (15) years;

(2) With respect to any such Deferral Election, the Participant shall also designate, at the time of such Deferral Election, one of the following methods of payment which shall apply in the event he or she experiences a Termination of Employment prior to the expiration of the period of years specified in the Deferral Election: (i) a lump sum or (ii) reasonably equal annual installments over five (5), ten (10) or fifteen (15) years.

5.2 Scheduled Distributions.

(a) Lump-Sum Cash Payments.  (i) If a Participant elects a lump sum distribution under Section 5.1, all distributions equal to the cash balance in a Participant’s Account attributable to the Deferral Election in question shall be payable in a lump sum to the Participant by the Corporation, as of the applicable date or event under Section 5.1 for such Deferral Election (subject to Section 5.2(c)(1)); (ii) if a Participant dies prior to receipt of the lump sum, the lump sum shall be paid to the Participant’s Beneficiary. In the event of a lump-sum cash payment distributable under either (i) or (ii), the distribution shall occur within thirty (30) days after the applicable date or event and interest shall be credited through such applicable date or event.

(b) Installment Cash Payments.  If a Participant elects installment payments in accordance with Section 5.1, such installments shall be payable as follows:

(1) Timing of Payments.  The first installment shall be made during January of the Plan Year next following the Plan Year in which Termination of Employment or deferral expiration occurs, subject to Section 5.2(c)(1). The second installment shall be made in the January of the year next following the year in which the first installment was paid, subject to Section 5.2(c). All subsequent installments shall be made each January thereafter until the aggregate number of installments equals the number elected by the Participant.

(2) Computation of Payments.  For payments to be made pursuant to Section 5.2(b)(1), the first installment (“Principal Amount”) shall be the quotient of (A) an amount equal to the balance of the Participant’s Account determined as of the date of Termination of Employment, and including interest accrued thereon through such date preceding the day of payment (subject to Section 5.2(c)(1)), divided by (B) the relevant number of installments elected by the Participant. Each subsequent installment shall be equal to the Principal Amount plus interest at the Interest Rate on the remaining balance of the relevant portion of the Participant’s Account through such date preceding the date of payment as the Administrator might determine.

(3) Payment to Beneficiary.  If a Participant dies prior to receipt of all of the applicable installment payments, the remaining cash balance of the applicable portion of the Participant’s Account shall be paid in a lump sum to the Participant’s Beneficiary within thirty (30) days after the date of death and interest shall be credited through such date preceding the date of payment as the Administrator might determine.

(c) Special Rules for Compliance with Code Section 409A.

(1) Delayed Payment of 2005 and Later Deferrals to Key Employees.  In the case of any distribution of 2005 and Later Deferrals triggered by a Termination of Employment of a Participant who, at the date of such Termination of Employment for a reason other than death or Disability , is a Key Employee, if any distribution (including an initial or subsequent installment) would be payable under this Section 5 at a date that is less than six months after the date of such Termination of Employment, such distribution shall instead be paid at the date six months after the Termination of Employment (without affecting the timing of any subsequent installment that is not within the six-month period following Termination of Employment). Any calculation of the amount of the interest due on the distribution (or installment) shall be calculated as of the day immediately preceding the date of such delayed distribution. Except as otherwise permitted under Code section 409A and guidance thereunder, a distribution subject to this Section 5.2(c)(1) cannot be paid out during the six month period upon the occurrence of any other event except in the event of death of the Participant.

(2) Certain Elections Permitted in 2005, 2006 & 2007.  Any election as to the time of distribution that may be made by a Participant with respect to Pre-2005 Deferrals may also be made by a Participant in 2005, 2006 and 2007 with respect to 2005 and Later Deferrals in accordance with IRS Notice 2007-86, and the additional applicable Code section 409A guidance made reference to therein.

(3) General Rules for Compliance with 409A.  It is intended that the terms of this Plan and deferrals hereunder meet applicable requirements of Code section 409A so that a Participant is not taxed under Code section 409A with respect to Deferred Compensation under this Plan and is not taxed otherwise with respect to Deferred Compensation under this Plan until such time as benefits are distributed to the Participant in accordance with the Plan’s terms. For this purpose, the following terms apply:

(i) The Plan will be administered in compliance with Code section 409A and any applicable Treasury or IRS guidance.

(ii) Pre-2005 Deferrals and associated interest are intended to be “grandfathered” under Code section 409A, and Pre-2005 Deferrals will be subject to the rules in effect under the Plan on October 3, 2004, unless expressly provided otherwise. No amendment or change to the Plan or other change, after October 3, 2004, shall be effective with respect to any

Pre-2005 Deferral if such change would constitute a “material modification” within the meaning of applicable guidance or regulations under Code section 409A.

(iii) 2005 and Later Deferrals are intended to meet the requirements for deferred compensation under Code section 409A. All elections permitted with respect to 2005 and Later Deferrals must comply with applicable requirements of Code section 409A. In particular, the Administrator is authorized to permit elections with regard to 2005 and Later Deferrals in the form of Deferred Salary and Deferred Bonus in writing as specified in Article III and elsewhere in the Plan and otherwise in compliance with but to the fullest extent permitted under any other provision of Treasury Regulation § 1.409A-2(a). No distribution of 2005 and Later Deferrals will be made earlier than an event described in Code section 409A(a)(2)(A), and the Corporation will have no authority to accelerate distributions of 2005 and Later Deferrals, except as may be permitted under Code section 409A (in particular Treasury Regulation § 1.409A-3(j)(4)). Any other rights of a Participant or retained authority of the Corporation with respect to 2005 and Later Deferrals shall be automatically modified and limited to the extent necessary so that the Participant will not be deemed to be subject to taxation under Code section 409A, or otherwise subject to taxation prior to the distribution of the benefits under the Plan.

5.3 Hardship Withdrawals.

(a) Upon written application, a Participant may request a withdrawal of all or any portion of the amounts then credited to his or her Account prior to the time of payment applicable under Section 5.1 above in the case of an unforeseeable emergency. An “unforeseeable emergency” is defined as a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3). The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved —

(1) Through reimbursement or compensation by insurance or otherwise,

(2) By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(3) By cessation of deferrals under the Plan.

Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant’s child to college or the desire to purchase a home.

(b) The amount to be withdrawn because of an unforeseeable emergency need shall not exceed the amount reasonably needed to satisfy such need, provided that such amount shall not exceed the amount necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the withdrawal.

(c) A Participant (who is not a retired or former Executive) shall make written application and present evidence of such need to the Chief Executive Officer of the Corporation. Upon the advice of tax counsel, the Chief Executive Officer is authorized to make the initial determination as to the existence of an unforeseeable emergency after reviewing the evidence presented by the Participant. Such determination shall not be made by the Chief Executive Officer as to an application made by himself or by the President of the Corporation. The Compensation and Human Resources Committee shall make such determination for the Chief Executive Officer and President of the Corporation. If the Chief Executive Officer, after reviewing the evidence, makes an initial determination denying the Participant’s application, the Participant may make a written appeal to the Administrator no later than thirty (30) days from the date of the initial denial. The Chief Executive Officer’s authority to act under this Section 5.3 is subject to the Administrator’s right to revoke such authority in Section 6.1 hereof. The decision of the Administrator shall be final, conclusive and binding upon the Participant and any and all persons claiming through the Participant.

(d) A Participant who is a retired or former Executive to whom payments are due under this Plan may make written application for a hardship withdrawal and present evidence of such need as set forth in Section 5.3(c) above except that (i) the Executive heading the Human Resources Division shall perform the functions of the Chief Executive Officer set forth therein and (ii) the Chief Executive Officer shall perform the functions of the Compensation and Human Resources Committee set forth therein.

(e) Upon a finding under this Section 5.3 that an unforeseeable emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the unforeseeable emergency occurred or is found to continue will be immediately cancelled with respect to any amounts payable thereafter to the Participant.

5.5.  Designation of Beneficiary.

(a) All designations of Beneficiary shall be on such forms as are specified by and filed with the Administrator. Any Beneficiary designation made by the Participant in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary, by filing with the Administrator a notice of such change on the form provided by the Administrator and such change of Beneficiary designation shall become effective upon receipt by the Administrator.

(b) In the event a Participant’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by the Participant are not then living, or if no valid Beneficiary designation is in effect, the Participant’s estate or duly authorized personal representative shall be deemed to have been designated by the Participant.

ARTICLE VI
Administration

6.1 Administration. The Plan shall be administered by the Compensation and Human Resources Committee, referred to herein as Administrator. Members of the Compensation and Human Resources Committee, if otherwise eligible, shall be eligible to participate in the Plan, but no such member shall be entitled to make decisions solely with respect to his or her participation. The Administrator shall be vested with full authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, decision or action of the Administrator in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any and all persons claiming under or through any Participant. The Administrator shall have the authority to:

(a) Employ agents to perform services on behalf of the Administrator and to authorize the payment of reasonable compensation for the performance of such services; and

(b) Delegate to designated employees or departments of the Corporation the authority to perform such of the Administrator’s administrative duties hereunder as may be delegated to such employees or departments.

Pursuant to this authority and subject, in each case, to the right of the Administrator to revoke such delegations in writing at any time, (i) the record keeping and bookkeeping responsibilities under this Plan are hereby delegated to the Executive heading the Human Resources Division of the Corporation and/or such employees of that division as such Executive shall designate; and (ii) the determinations of hardship to the extent set forth in Section 5.3 hereunder are hereby delegated to the Chief Executive Officer of the Corporation.

6.2. Costs.  The Corporation shall pay the costs of administering the Plan.

6.3 Claims Procedure.  In the event that an Executive does not receive a Plan benefit that is claimed, the Executive shall be entitled to consideration and review conducted in a manner designed to comply with the applicable provisions of Section 503 of the Employee Retirement Income Security Act of 1974 (or successor thereto).

ARTICLE VII
Amendment and Termination

7.1.  Amendment. The Administrator may at any time amend this Plan; provided, however that (a) no amendment shall reduce amounts already credited to a Participant’s Account at the time of such amendment or, except as provided in Section 7.2(b) hereof, accelerate the distributions hereunder, and (b) any amendment that would exceed the scope of the authority delegated by the Board to the Administrator shall be subject to the approval of the Board.

7.2.  Termination.  The Corporation, acting through the Administrator or the Board, may at any time terminate this Plan provided that:

(a) no such termination shall reduce amounts already credited to a Participant’s Account at such time; and

(b) termination of the Plan will not accelerate the time of distributions nor cease the accrual of Interest prior to the applicable event under Section 5.1 hereof, unless the Corporation, by action of its Board, shall elect to accelerate all distributions at the time it elects to terminate this Plan, except accelerated distributions of 2005 and Later Deferrals are authorized but only to the extent permitted under the Treasury Regulation § 1.409A-3(j)(4)(ix) and any successor or other applicable regulation or guidance.

ARTICLE VIII
Miscellaneous

8.1.  No Right of Employment.  Nothing in the Plan shall be deemed to grant an Executive any rights other than those specifically outlined in the Plan. Nothing in the Plan shall be deemed to create any right of, or contract for, employment between an Executive and the Corporation.

8.2.  Withholding.  The Corporation may deduct from any distributions due to any Participant or Beneficiary hereunder, any taxes required to be withheld by Federal, state or local governments.

8.3.  Non-Assignability Clause.  Participants may not borrow from their Accounts in this Plan. Neither the Participant, nor his Beneficiary, nor any other designee, shall have any right to commute, sell, assign, encumber, transfer or otherwise convey the right to receive any distributions hereunder. Distributions and right thereto are expressly declared to be non-assignable and non-transferable and any attempted assignment or transfer shall be null and void.

8.4.  Prohibition Against Funding.  Any provision for distributions hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in the Participant or Beneficiary any right to, or claim against any specific assets of the Corporation, nor result in the creation of any trust or escrow account for the Participant or Beneficiary. A Participant or Beneficiary entitled to any distributions hereunder shall be a general creditor of the Corporation.

8.5.  Gender and Number.  As used herein the masculine pronoun shall include the feminine and neuter genders, the singular shall include the plural, and the plural the singular, unless the context clearly indicates a different meaning.

8.6.  Controlling Law.  This Plan and the respective rights and obligations of the Corporation and the Participants and Beneficiaries shall be construed, administered and enforced in accordance with the laws of the Commonwealth of Virginia (other than the choice of law provisions thereof), except to the extent preempted by Federal law.

8.7.  Severability.  The invalidity or unenforceability of any provision of this Plan shall not affect the other provisions, and the Plan shall be construed in all respects as if any invalid or unenforceable provisions were omitted.

8.8.  Anticipation of Benefits.  Neither the Participant nor any Beneficiary or Beneficiaries entitled to payments or any other benefits after the death of the Participant shall have the power to transfer, assign, anticipate, modify or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment or execution, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

IN WITNESS WHEREOF, the Corporation has caused this EXECUTIVE DEFERRED COMPENSATION PLAN, as amended and restated effective January 1, 2008, to be executed by its duly authorized officers, this 26th day of December, 2007.

FEDERAL HOME LOAN
MORTGAGE CORPORATION

By:	/s/ Julie Peterson
Julie Peterson
Vice President, Compensation & Benefits

ATTEST:

/s/  Stacy Papadopoulos
Assistant Secretary